ALPHA SECURITY GROUP CORPORATION
TO ACQUIRE SOYA CHINA PTE. LTD.

Press Release

Release Date: 1/6/2009

For Immediate Release

New York, New York, January 6, 2008 - Alpha Security Group Corporation (“Alpha”, NYSE Alternext US LLC (formerly known as Amex): HDS), a special purpose acquisition corporation, today announced that on December 31, 2008, it entered into an Agreement and Plan of Merger, Conversion and Share Exchange with Soya China Pte. Ltd. (“Soya”) and all of the shareholders of Soya (collectively the “Selling Shareholders”).

Under the Agreement, Alpha will acquire all of the outstanding shares of Soya from its three stockholders in exchange for a purchase price consisting of $30 million in cash and 6.3 million shares of Alpha’s common stock, one-half to be held in escrow.  These escrowed shares will be released in the event the combined company satisfies certain predetermined adjusted net income thresholds for 2008 and 2009.  The Selling Shareholders are also entitled to receive up to an additional 6 million shares of common stock of the combined company upon the company satisfying adjusted net income thresholds in each of 2009, 2010 and 2011, of $19.5 million, $26 million and $34 million, respectively.  As a pre-condition to the closing of the acquisition, Alpha will redomesticate and become a company incorporated under the laws of Bermuda.

Steven M. Wasserman, President of Alpha, stated “After spending 16 months searching for the right acquisition target and evaluating over 40 companies in the United States, Europe, the Middle East and the PRC, we are excited to have selected Soya as our acquisition target.  We believe Soya will add value to our company even in these difficult economic times.  Soya has an excellent history of growth and profitability that we believe will continue well into the future.”

Zhao Guangchun, Chairman of Soya, stated “Alpha provides an excellent platform for us to be listed on NYSE Alternext US LLC.  We believe that this business combination creates great synergy by complementing Soya’s expansion plans and enhancing the value to Alpha’s shareholders.”

Soya manufactures, develops and sells soybean products under the “Dougongfang” (豆工坊) and “Soybean Joy” (伊豆時光) brands through a distribution network in the PRC consisting of flagship and franchise stores, distributors and other retail channels, including supermarkets and railway operators. Soya’s products fall into 3 major categories: (i) fresh soy bean products, (ii) vacuum-packed soybean products and (iii) soybean beverages.

About Alpha Security Group Corporation

Alpha Security Group Corporation is a special purpose acquisition corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business.

Forward-Looking Statements

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company.  Words such as “believe,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s final prospectus, dated March 23, 2007, and its Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 15, 2008, and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Alpha intends to file with the SEC a preliminary proxy statement in connection with the proposed transaction. Stockholders of Alpha and other interested persons are advised to read, when available, Alpha’s preliminary proxy statement and definitive proxy statement in connection with the solicitation of proxies for the special meeting because this proxy statement will contain important information.  The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting of the acquisition.  Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at the SEC’s Internet site http://www.sec.gov.

Alpha and the directors and executive officers of Alpha, are assisting Alpha in its efforts and may be deemed to be participating in the solicitation of proxies in respect of the proposed transaction.

Such persons can also read Alpha’s final prospectus, dated March 23, 2007, and its Annual Report on Form 10-K for the year ended December 31, 2007, filed on April 15, 2008, for a description of the security holdings and other information about the officers and Directors and directors of Alpha.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such jurisdiction.